UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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RF Micro Devices, Inc.
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RF Micro Devices, Inc.

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 9, 2007
Notice of Annual Meeting of Shareholders:
We hereby give notice that the Annual Meeting of Shareholders of RF Micro Devices, Inc. (the “Company”) will be held on Thursday, August 9, 2007, at 1:30 p.m. local time, at the Embassy Suites Greensboro-Airport Hotel, 204 Centreport Drive, Greensboro, North Carolina, for the following purposes:
(1)	To elect nine directors for one-year terms and until their successors are duly elected and qualified.

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2008.

(3)	To transact such other business as may properly come before the meeting.
Under North Carolina law, only shareholders of record at the close of business on the record date, which is June 4, 2007, are entitled to notice of and to vote at the annual meeting or any adjournment. It is important that your shares of common stock be represented at this meeting so that the presence of a quorum is assured.
This proxy statement and the accompanying proxy card are being mailed to the shareholders of the Company on or about June 28, 2007. A copy of our 2007 Annual Report on Form 10-K containing our financial statements for the fiscal year ended March 31, 2007 is enclosed.

By Order of the Board of Directors

William A. Priddy, Jr.
Secretary
June 28, 2007
Your vote is important. Even if you plan to attend the meeting in person, please read the attached proxy statement carefully, and then complete, sign, date and return the enclosed proxy card or voting instruction form as soon as possible. You may also be able to vote your shares electronically over the Internet or by telephone. See the voting instructions included with this mailing or electronic distribution. Additional information regarding these voting methods is provided in the proxy statement and in the enclosed proxy. If you attend the meeting, you may revoke your proxy and vote your shares in person.
i

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421
PROXY STATEMENT
GENERAL INFORMATION
Solicitation of Proxies
The enclosed proxy, for use at the Annual Meeting of Shareholders to be held Thursday, August 9, 2007, at 1:30 p.m. local time at the Embassy Suites Greensboro-Airport Hotel, 204 Centreport Drive, Greensboro, North Carolina, and any adjournment thereof (the “annual meeting” or the “meeting”), is solicited on behalf of the Board of Directors of RF Micro Devices, Inc. (the “Company”). The approximate date that the Company is first sending these proxy materials to shareholders is June 28, 2007. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by the Company’s officers or employees. The Company will pay all expenses incurred in this solicitation. The Company will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners. The Company has retained the services of The Altman Group for a base fee of $2,400 to aid in the distribution of the proxy statement and annual report to shareholders. The Company may also retain The Altman Group to solicit proxies from institutional investors via telephone on behalf of the Company. If the Company were to retain The Altman Group to solicit proxies, the additional cost of a proxy solicitation could range from $4,500 to $6,500, plus additional out-of-pocket expenses.
The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by either completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. “Registered holders” who have shares registered in the owner’s name through the Company’s transfer agent may vote by returning a completed proxy card in the enclosed postage-paid envelope. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that institution by mail in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Wednesday, August 8, 2007. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.
Shareholders who elected to access the proxy statement and Annual Report electronically over the Internet will be receiving an email with information on how to access the shareholder information and voting instructions. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the shareholder is responsible. Registered holders may also vote their shares in person at the annual meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder and presented at the annual meeting.
The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Company’s corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the meeting and electing to vote in person. All shares of the Company’s common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted in favor of the proposals. Management is not aware of any matters, other than those specified herein, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Brokers who are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of the Company’s common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposals to elect directors and ratify the appointment of the independent registered public accounting firm are considered “discretionary” items. This means that brokers may vote in their discretion on these matters on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. None of the proposals presented in this proxy statement are “non-discretionary” items, which means that brokers that have not received voting instructions from beneficial owners with respect to these proposals may vote in their discretion on these matters on behalf of such beneficial owners.
Assuming the existence of a quorum, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote in favor of or against the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the meeting.
Voting Securities Outstanding
In accordance with North Carolina law, June 4, 2007 has been fixed as the record date for determining holders of common stock entitled to notice of and to vote at the meeting. Each share of the Company’s common stock issued and outstanding on June 4, 2007 is entitled to one vote on all proposals properly presented at the meeting, except for shares the Company holds in a fiduciary capacity, which may be voted only in accordance with the instruments creating the fiduciary capacity. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on June 4, 2007, there were 194,279,795 shares of the Company’s common stock outstanding and entitled to vote.

PROPOSAL 1- ELECTION OF DIRECTORS
Nominees for Election of Directors
Under the Company’s amended and restated bylaws, the Board of Directors consists of seven to nine members, as determined by the Board or the shareholders from time to time. Each director is elected annually to serve for a one-year term and until his successor is duly elected and qualified or until his death, resignation, removal or disqualification or until there is a decrease in the number of directors. All nominees presently serve as directors. Each director who is standing for re-election was elected to serve by the shareholders at the last regularly scheduled annual meeting except for Mr. Harding, who was recommended to serve on the Board of Directors by a third-party search firm and was, upon recommendation of the Governance and Nominating Committee, appointed by the Board of Directors to serve in November 2006. There are no family relationships among any of our directors or officers. The Company intends that the proxy holders named in the accompanying proxy card will vote properly returned proxies to elect the nine nominees listed below as directors, unless the authority to vote is withheld. Although the Company expects that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, the Company expects that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors or for the election of the remaining nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors.
The names of the nominees for election to the Board, their principal occupations and certain other information, follow:

Dr. Albert E. Paladino	Age 74
Dr. Paladino was elected Chairman of the Board of Directors of the Company in August 2002 and has served as a director since 1992. Dr. Paladino is also a member of the Board of Directors of TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. In addition, since June 2001, he has served as a director of Paladino and Company, an international green building consulting firm. Dr. Paladino was Chairman of the Board of Directors of Telaxis Communications, a manufacturer of broad band wireless equipment for network access applications, from January 1992 until its acquisition by YDI Wireless, Inc. (now Terabeam, Inc.) in March 2003. He was a managing partner of Advanced Technology Ventures, a venture capital investment partnership, from 1981 through December 1998, and now is a private investor. Since May 2004, he has served on the Board of Advisors of Battelle Ventures, a venture capital firm. Prior to joining Advanced Technology Ventures, Dr. Paladino held senior management positions with Raytheon Corporation, GTE Laboratories, the National Institute of Standards and Technology and the Congressional Office of Technology Assessment.

Robert A. Bruggeworth	Age 46
Mr. Bruggeworth became President in June 2002 and Chief Executive Officer in January 2003. He was appointed to the Board of Directors in January 2003. He was Vice President of Wireless Products from September 1999 to January 2002 and President of Wireless Products from January 2002 to June 2002. Mr. Bruggeworth was employed at AMP Inc. (now Tyco Electronics), a supplier of electrical and electronic connection devices, from July 1983 to April 1999. He held a number of manufacturing and engineering management positions at AMP Inc. from July 1983 to July 1995. From July 1995 to April 1999, Mr. Bruggeworth served first as AMP Inc.’s Area Director Greater China, then as Vice President of Asia Pacific Operations and later as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong, China. Mr. Bruggeworth is a member of the Board of Directors of LightPath Technologies, Inc., a publicly traded manufacturer of high performance fiber-optic components for the telecommunications industry, and Mine Safety Appliances Company, a publicly traded global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety.

Daniel A. DiLeo	Age 59
Mr. DiLeo was elected to the Board of Directors in August 2002. Mr. DiLeo was an Executive Vice President of Agere Systems, Inc., a manufacturer of semiconductor components and optoelectronics, from March 2001 to March 2002. He is currently the principal of Dan DiLeo, LLC, a consulting firm that he founded in March 2002. He served as President of the Optoelectronics Division of Lucent Technologies, Inc., a manufacturer of semiconductor components and optoelectronics, from November 1999 to February 2001, Vice President and Chief Operating Officer from June 1998 to October 1999 and Vice President of the wireless business unit from January 1995 to May 1998. Mr. DiLeo is a director of Data I/O Corporation, which designs and manufactures equipment and software to program devices for original equipment manufacturers. He also serves on an advisory board for Marlow Industries, a unit of II-VI Inc., a publicly traded compound material semiconductor device company.

Jeffery R. Gardner	Age 47
Mr. Gardner was appointed to the Board of Directors in November 2004. Since January 2006, Mr. Gardner has been the President and Chief Executive Officer of Windstream Communications, a spin-off of the land-line business of ALLTEL Corporation that provides voice, broadband and entertainment services to customers in 16 states. From January 2000 to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of ALLTEL. From August 1998 to January 2000, he was the Senior Vice President of Finance and the Treasurer at ALLTEL. Mr. Gardner has been in the communications industry since 1986 and joined ALLTEL in 1998 when ALLTEL and 360 Communications Company merged. At 360 Communications, Mr. Gardner held a variety of senior management positions, including Senior Vice President of Finance, which included treasury, accounting and capital markets responsibilities; President of the Mid-Atlantic Region; Vice President and General Manager of the Las Vegas market; and Director of Finance.

John R. Harding	Age 52
Mr. Harding was appointed to fill an existing vacancy at the November 1, 2006 board meeting and his appointment to the board was effective immediately. Mr. Harding co-founded and is Chairman, President and Chief Executive Officer of eSilicon Corporation, a privately held company, which designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms. Before starting eSilicon Corporation, Mr. Harding served as President and Chief Executive Officer of the publicly-traded Cadence Design Systems, Inc., which acquired his former company, Cooper & Chyan Technology, Inc. Mr. Harding has held a variety of senior management positions at Zycad Corporation and his career also includes work with TXL and IBM Corporation. Mr. Harding is also a regular lecturer on global technology trends.

David A. Norbury	Age 56
Mr. Norbury has been a member of the Board of Directors of the Company since 1992. Mr. Norbury served as Chief Executive Officer of the Company from September 1992 to January 2003 and as President from September 1992 to June 2002. Mr. Norbury served as President and Chief Executive Officer of Polylythics, Inc., a developer of semiconductor technology based in Santa Clara, California, from August 1989 to March 1991.

William J. Pratt	Age 64
Mr. Pratt, a founder of the Company, has been a member of the Board of Directors of the Company since its inception in 1991. He also served as President of the Company from February 1991 to September 1992 and served as Chairman of the Board of Directors from September 1992 to August 2002. Mr. Pratt has served as Chief Technical Officer and Corporate Vice President since September 1992. Prior to such time, Mr. Pratt was employed for 13 years by Analog Devices, Inc., an integrated circuit manufacturer, as Engineering Manager and General Manager.

Erik H. van der Kaay	Age 67
Mr. van der Kaay was appointed to the Board of Directors in July 1996. He was Chairman of the Board of Symmetricom Inc., a publicly traded synchronization products company based in Irvine, California, from November 2002 until August 2003, and served as President and Chief Executive Officer of Datum Inc. (which merged with Symmetricom Inc. in October 2002) from April 1998 to October 2002. Mr. van der Kaay was employed with Allen Telecom, a telecommunications company based in Beachwood, Ohio, from June 1990 to March 1998, and last served as its Executive Vice President. He is also a director of Comarco, Inc., a publicly traded provider of advanced wireless technology tools and engineering services, and TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. In January 2004, Mr. van der Kaay joined the board of directors of Ball Corporation, a publicly traded supplier of metal and plastic packaging products to the beverage and food industries and the parent company of Ball Aerospace & Technologies Corporation.

Walter H. Wilkinson, Jr.	Age 61
Mr. Wilkinson has served as a director of the Company since 1992. He is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980 and based in Charlotte, North Carolina. He is a member and past director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. Mr. Wilkinson serves or has served as a director of numerous venture-backed companies, both public and private. His entire career has been focused on assisting rapidly growing companies in a diversity of industries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
Independent Directors
Our Corporate Governance Guidelines require that the Company’s Board of Directors consist of a majority of directors who are deemed independent pursuant to the listing standards of The NASDAQ Stock Market LLC. The Board has affirmatively determined that Dr. Paladino and Messrs. DiLeo, Gardner, Harding, Norbury, van der Kaay and Wilkinson are independent under these NASDAQ listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of RF Micro Devices, Inc.
Corporate Governance Guidelines
Effective July 2003 and as amended in August 2006, the Board implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, Board and committee meetings, executive sessions, director compensation, management succession, director continuing education, “withheld vote” policy and other matters. These Corporate Governance Guidelines are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com. A shareholder may request a copy of the Corporate Governance Guidelines by contacting the Company’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.
Codes of Ethics
Effective February 2004 and as amended in August 2006, the Board adopted a Code of Business Conduct and Ethics to provide guidance on maintaining the Company’s commitment to high ethical standards. The Code of Business Conduct and Ethics applies to employees, officers, directors, agents and representatives of the Company and its subsidiaries. The Company also adopted a separate code of ethics in February 2004 that is applicable specifically to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Treasurer.
Copies of both of these codes are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at the address set forth above. In the event that we amend one or more of the provisions of either of our codes that requires disclosure under applicable law, the rules of the Securities and Exchange Commission (the “SEC”) or NASDAQ listing standards, we intend to disclose such amendment on our website. Any waiver of the codes with respect to any executive officer or director of the Company must be approved by the Board and will be disclosed on a Form 8-K filed with the SEC, along with the reasons for the waiver.
Committees and Meetings
The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com and may also be obtained by contacting the Company’s Investor Relations Department at the address set forth above.
Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by NASDAQ listing standards and the applicable committee charter. Each of the members of the Company’s Audit Committee, Compensation Committee and Governance and Nominating Committee has been determined by the Board to be independent under applicable NASDAQ listing standards and, in the case of the Audit Committee, under the independence requirements established by the SEC. A brief description of the responsibilities of each of these committees, and their current membership, follows.

Committee Membership
Director	Audit	Compensation	Governance
Albert E. Paladino		X	Chair
Daniel A. DiLeo		X	X
David A. Norbury	X		X
Erik H. van der Kaay	Chair		X
Jeffery R. Gardner	X		X
John R. Harding		X	X
Walter H. Wilkinson, Jr.		Chair	X

Compensation Committee
The Compensation Committee operates under a written charter adopted in June 2003 and most recently amended in June 2007. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the Company’s officers and employees and administration of the Company’s stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to (a) evaluate and fix the compensation of the officers of the Company and its subsidiaries, including the Chief Executive Officer; (b) prepare the Compensation Committee report that the rules of the SEC require to be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); (c) make recommendations to the Board regarding annual retainer and meeting fees for the Board and committees of the Board, including compensatory stock awards to directors; (d) periodically review, and modify if necessary, the Company’s philosophy concerning executive compensation and the components of executive compensation; (e) review and discuss with management the Company’s Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); and (f) discharge certain other responsibilities relating to the administration of the Company’s incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.
The Compensation Committee regularly consults with members of the Company’s executive management team regarding our executive compensation program. Our executive compensation program, including the level of participation by the Company’s executive officers in assisting with establishing compensation, is discussed below under “Compensation Discussion and Analysis.”
In addition, the Compensation Committee has the discretion to delegate certain of its authority. The Committee has delegated to Mr. Bruggeworth, as Chief Executive Officer, the authority to grant equity awards and establish salaries for all new employees who are not executive or corporate officers under the Company’s 2003 Stock Incentive Plan, subject to limits and other conditions specified by the Board or the Compensation Committee, the terms of that plan and applicable law. The Committee has delegated to Mr. Bruggeworth and the Committee Chairman, Mr. Wilkinson, the authority to make (within predetermined limits) special employee retention cash and equity awards.
To assist the Committee with its review and analysis of executive, non-employee director and employee compensation matters during fiscal 2007, the Compensation Committee engaged an independent compensation consulting firm, DolmatConnell & Partners, Inc. DolmatConnell was instructed to analyze and provide recommendations with respect to, among other things: (i) the Company’s peer group; (ii) executive officer base salaries; (iii) short- and long-term equity incentive plans; and (iv) non-employee director compensation.
The current members of the Compensation Committee are Dr. Paladino and Messrs. DiLeo, Harding and Wilkinson (Chairman), none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards. See the “Compensation Discussion and Analysis,” below for details of the processes and procedures involved in setting executive compensation.
Audit Committee
The Audit Committee operates under a written charter adopted in May 2000 and most recently amended in August 2006. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Committee’s responsibilities include, among others, direct responsibility for: (a) hiring, firing, overseeing the work of and determining the compensation for the Company’s independent registered public accounting firm, which reports directly to the Audit Committee; (b) approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm and establishing a policy for such approval; (c) periodically reviewing the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results; (d) preparing the report of the Audit Committee required by SEC rules to be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); and (e) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The current members of the Audit Committee are Messrs. Gardner, Norbury and van der Kaay (Chairman), none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Messrs. van der Kaay and Gardner each satisfy this definition. Messrs. van der Kaay and Gardner were each designated by the Board as an audit committee financial expert for fiscal year 2007. See “Report of the Audit Committee,” below.

Governance and Nominating Committee
The Governance and Nominating Committee operates under a written charter adopted in April 2003 and most recently amended in August 2006. The Governance and Nominating Committee is appointed by the Board to: (a) assist the Board in identifying individuals qualified to become Board members and to recommend to the Board the director nominees; (b) recommend to the Board the corporate governance, conflicts of interest and certain other policies, principles and guidelines applicable to the Company; (c) lead the Board in its annual review of the Board’s performance; and (d) conduct a review of related person transactions in accordance with the Company’s related person transaction policy. The current members of the Governance and Nominating Committee are Dr. Paladino (Chairman) and Messrs. DiLeo, Gardner, Harding, Norbury, van der Kaay and Wilkinson, none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards. For information regarding shareholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2008 Annual Meeting,” below.
The Governance and Nominating Committee is also authorized by the Board to serve as the Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act of 2002 and the SEC’s standards for professional conduct for attorneys appearing and practicing before the SEC in the representation of the Company. In addition, the Governance and Nominating Committee is authorized by the Board to serve as the “TIDE” (Three-year Independent Director Evaluation) Committee and is responsible for reviewing and evaluating the Company’s shareholder rights plan, which is designed to enhance the Board’s ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics, at least once every three years in order to determine whether the maintenance of the rights plan continues to be in the best interests of the Company and its shareholders. The Governance and Nominating Committee most recently evaluated the rights plan in March 2007 and concluded that the rights plan continues to be in the best interests of the Company and its shareholders.
Meeting Attendance
Under the Company’s Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. All directors attended at least 75% of the Board meetings and assigned committee meetings held during the fiscal year ended March 31, 2007. During fiscal 2007, the Board held six regularly scheduled meetings, five telephonic meetings and one special meeting, the Compensation Committee held ten meetings, the Audit Committee held nine meetings, and the Governance and Nominating Committee held five meetings. All eight of the Company’s directors in office at the time of the 2006 annual meeting of shareholders attended the annual meeting.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chairman of the Governance and Nominating Committee or the Chairman of the Board will preside at each executive session, unless the independent directors determine otherwise. During fiscal 2007, Dr. Paladino, as Chairman of the Board, presided at the executive sessions. During fiscal 2007, the independent directors met in executive session at each of the six regularly scheduled Board meetings.
Procedures for Director Nominations
In accordance with the Company’s Corporate Governance Guidelines, members of the Board are expected to collectively possess a broad range of skills, industry and other knowledge and expertise, as well as business and other experience useful for the effective oversight of the Company’s business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:
•	Substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company; and
•	Lack of any conflict of interest that would violate any applicable law or regulation or have any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.
The Company also considers the following criteria, among others, in its selection of directors:
•	Economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of the Company’s business;

•	Integrity, demonstrated sound business judgment and high moral and ethical character;
•	Diversity of viewpoints, backgrounds, experiences and other demographics;
•	Business or other relevant professional experience;
•	Capacity and desire to represent the balanced, best interests of the Company and its shareholders as a whole and not primarily a special interest group or constituency;
•	Ability and willingness to devote time to the affairs and success of the Company and to fulfilling the responsibilities of a director; and
•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.
The Governance and Nominating Committee is authorized to develop additional policies regarding Board size, composition and member qualification.
The Governance and Nominating Committee evaluates suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations), shareholders and third parties. All candidates, including those submitted by shareholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines and under applicable laws, rules or regulations. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies.
The Governance and Nominating Committee has authority to retain and approve the compensation of search firms to be used to identify director candidates. The Governance and Nominating Committee has retained a third-party search firm to assist as necessary in the identification of future director candidates who meet the criteria outlined above.
As noted above, the Governance and Nominating Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable SEC requirements, the Company’s bylaws and Corporate Governance Guidelines and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: (a) full name and address; (b) age; (c) principal occupation during the past five years; (d) current directorships on publicly held companies and registered investment companies; and (e) number of shares of Company common stock owned, if any. In addition, under the Company’s bylaws, as amended and restated effective June 1, 2004, a shareholder’s notice regarding a proposed nominee must include: (a) the name and address of the shareholder and the beneficial owner, if any, on whose behalf the nomination is made; (b) the number of shares of common stock owned by the shareholder and beneficial owner; (c) a description of the shareholder’s proposal; (d) any material direct or indirect interest that the shareholder or the beneficial owner may have in the nomination; (e) a representation that the shareholder is a holder of record of the Company’s common stock and intends to appear in person or by proxy to present the nominee; (f) the nominee’s consent to serve if elected; and (g) such additional information concerning the nominee as is deemed sufficient by the Board, or a properly authorized Board committee, to determine whether the nominee meets all minimum qualification standards or other criteria as may have been established by the Board or such properly authorized Board committee, or pursuant to applicable law, rule or regulation, for service as a director. Certain specific notice deadlines also apply with respect to submitting director nominees. See “Proposals for 2008 Annual Meeting,” below.
No candidates for director nominations were submitted to the Governance and Nominating Committee by any shareholder in connection with the annual meeting. Any shareholder desiring to present a nomination for consideration by the Governance and Nominating Committee prior to the 2008 annual meeting must do so in accordance with the Company’s bylaws and policies. See “Proposals for 2008 Annual Meeting,” below.
Shareholder Communications with Directors
Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm (and any non-audit service provided by any other accounting firm if the cost of the service is reasonably expected to exceed $100,000). The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent registered public accounting firm. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $25,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee.
Procedures for Reporting Complaints about Accounting and Auditing Matters
The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns by mail to the attention of the Company’s Compliance Officer, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 or by e-mail at complianceofficer@rfmd.com. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chairman of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Audit Committee by calling the Company’s toll-free Ethics and Compliance hotline at (888) 301-8647, which is operated by a third-party agency to ensure confidentiality, or by delivering a written statement setting forth his or her concerns in a sealed envelope addressed to the Chairman of the Audit Committee labeled “Confidential: To be opened by the Chairman of the Audit Committee only.”
Upon receipt of a complaint relating to the matters set forth above, the Compliance Officer (or Audit Committee Chairman, as the case may be) will promptly notify the Audit Committee. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Compliance Officer and the Chairman of the Audit Committee will maintain a log of all complaints received by them, tracking their receipt, investigation and resolution, and will prepare a periodic report summarizing the complaints for submission by the Audit Committee to the Board. The Compliance Officer and the Chairman of the Audit Committee will maintain copies of complaints and the complaint log for a reasonable time but in no event for less than five years.
The Procedures for Reporting Complaints about Accounting and Auditing Matters are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the Compensation Committee are Dr Paladino and Messrs. DiLeo, Harding and Wilkinson (Chairman). None of the current members of the Compensation Committee has ever served as an officer or employee of the Company or had any relationship during fiscal 2007 that would be required to be disclosed pursuant to the SEC’s Item 404 of Regulation S-K. No interlocking relationships exist between the Company’s current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of June 4, 2007 by (a) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (b) each director and nominee for director, (c) the Named Executives (as defined in “Summary Compensation Table,” below), and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 4, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of all listed shareholders is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)	Percent of Class

Barclays Global Investors, N.A. and affiliates (2)	23,212,267	11.95%
Mazama Capital Management, Inc (3)	22,958,047	11.82%
Putnam, LLC and affiliates (4)	9,646,264	4.97%
Robert A. Bruggeworth (5)	1,522,260	*
Steven E. Creviston (6)	714,431	*
Daniel A. DiLeo (7)	98,333	*
Jeffery R. Gardner (8)	58,333	*
John R. Harding (9)	16,666	*
Jerry D. Neal (10)	1,054,202	*
David A. Norbury (11)	670,655	*
Dr Albert E. Paladino (12)	310,002	*
William J. Pratt (13)	1,445,069	*
William A. Priddy, Jr. (14)	868,893	*
Erik H. van der Kaay (15)	316,000	*
Walter H. Wilkinson, Jr (16)	381,225	*
Directors and executive officers as a group (16 persons) (17)	8,007,928	4.12%
* Indicates less than one percent

(1)	As noted above, shares of common stock subject to options exercisable within 60 days of June 4, 2007 are included.
(2)	Based upon information set forth in a Schedule 13G/A filed with the SEC on April 10, 2007 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited, reporting sole power to vote or direct the vote of 20,923,596 shares and sole power to dispose or direct the disposition of 23,212,267 shares. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.
(3)	Based upon information set forth in Schedule 13G filed with the SEC on February 8, 2007 by Mazama Capital Management, Inc., reporting sole power to vote or direct the vote of 13,487,673 shares and sole power to dispose or direct the disposition of 22,958,047 shares. The address of Mazama Capital Management, Inc. is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.
(4)	Based upon information set forth in a Schedule 13G filed with the SEC on February 13, 2007 by Putnam, LLC (d/b/a Putnam Investments), on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam, LLC reported shared power to vote or direct the vote of 1,071,906 shares and shared power to dispose or direct the disposition of 9,646,264 shares. The address of Putnam, LLC is One Post Office Square, Boston, Massachusetts 02109. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of Marsh & McLennan Companies, Inc. and Putnam, LLC declare that the filing of the Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) under the Exchange Act, the beneficial owner of any securities covered by the Schedule 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting of disposition of, any securities covered by the Schedule 13G.

(5)	Includes 1,235,260 shares of common stock issuable upon the exercise of stock options.
(6)	Includes 478,430 shares of common stock issuable upon the exercise of stock options.
(7)	Includes 98,333 shares of common stock issuable upon the exercise of stock options.
(8)	Includes 58,333 shares of common stock issuable upon the exercise of stock options.
(9)	Includes 16,666 shares of common stock issuable upon the exercise of stock options.
(10)	Includes 961,932 shares of common stock issuable upon the exercise of stock options.
(11)	Includes 572,322 shares of common stock issuable upon the exercise of stock options.
(12)	Includes 185,002 shares of common stock issuable upon the exercise of stock options.
(13)	Includes 707,236 shares of common stock issuable upon the exercise of stock options.
(14)	Includes 672,545 shares of common stock issuable upon the exercise of stock options.
(15)	Includes (a) 268,333 shares of common stock issuable upon the exercise of stock options and (b) 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay and his spouse, as co-trustees, jointly share voting and dispositive power.
(16)	Includes 248,333 shares of common stock issuable upon the exercise of stock options.
(17)	Includes 5,550,725 shares of common stock issuable upon the exercise of stock options.

EXECUTIVE OFFICERS
The Company’s current executive officers are as follows:

Name	Age	Title

Robert A. Bruggeworth	46	President and Chief Executive Officer
Barry D. Church	45	Vice President, Corporate Controller and Principal Accounting Officer
Steven E. Creviston	43	Corporate Vice President of Cellular Products Group
Jerry D. Neal	62	Executive Vice President of Marketing and Strategic Development
William J. Pratt	64	Chief Technical Officer and Corporate Vice President
William A. Priddy, Jr	46	Chief Financial Officer, Corporate Vice President of Administration and Secretary
Suzanne B. Rudy	52	Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary
James D. Stilson	60	Corporate Vice President of Operations
Gregory J. Thompson	44	Vice President of Sales
Certain information with respect to the Company’s executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Messrs. Bruggeworth and Pratt is included in the director profiles set forth above.
Barry D. Church has served as Vice President, Corporate Controller and Principal Accounting Officer since September 2001. He began his employment with the Company in March 1998. From March 1998 until August 1998, Mr. Church was Manager of Financial Planning and from August 1998 until September 2001 he was Controller. In addition to his tenure at the Company, Mr Church has 13 years experience in various financial positions at Sara Lee Corporation and AT&T, Inc.
Steven E. Creviston became Corporate Vice President of Wireless Products in May 2002. He began his employment with the Company in December 1994 as Strategic Account Manager. From May 1997 to May 1999, Mr Creviston was Director of Account Management, from June 1999 to April 2001 he was Product Line Director, and from May 2001 to May 2002 he was Divisional Vice President. In April 2004, Mr. Creviston’s title was changed to Corporate Vice President of Cellular Products Group.
Jerry D. Neal, a founder of the Company, became Executive Vice President of Marketing and Strategic Development in January 2002. He served as Vice President of Marketing from May 1991 to January 2000 and was Executive Vice President of Sales, Marketing and Strategic Development from January 2000 to January 2002. Prior to joining the Company, Mr. Neal was employed for ten years with Analog Devices, Inc. as Marketing Engineer, Marketing Manager and Business Development Manager. Mr. Neal served as a director of the Company from February 1992 to July 1993.
William A. Priddy, Jr. became Chief Financial Officer and Corporate Vice President of Administration in July 1997 and Secretary in July 2003. He was Controller from December 1991 to December 1993, Treasurer and Controller from December 1993 to May 1999, and Vice President of Finance from December 1994 to July 1997. Prior to joining the Company, Mr Priddy was employed for five years with Analog Devices, Inc. in various positions in finance and marketing.
Suzanne B. Rudy became Vice President and Corporate Treasurer in November 2002 and Compliance Officer and Assistant Secretary in January 2004. She was Corporate Treasurer from May 1999 until November 2002. Prior to joining the Company, Ms. Rudy was employed for eight years at Precision Fabrics Group Inc. as Controller and for six years at BDO Seidman, LLP, most recently as a Tax Manager.
James D. Stilson joined the Company in January 2004 as the Corporate Vice President of Operations. From July 1999 to January 2004, Mr. Stilson was the President of ASE Korea, Inc., a semiconductor assembly and test solution provider. From November 1997 to July 1999, he was the General Manager of Motorola Korea Ltd., which was purchased by the ASE Group to form ASE Korea, Inc. From April 1995 to November 1997, he was the Assistant General Manager of Motorola Korea Ltd.
Gregory J. Thompson became the Company’s Vice President of Sales in January 2003. From October 1993 to October 1996, he was a Marketing Engineer, and from October 1996 to January 2003, he was the Director of Worldwide Sales for the Company. Prior to joining the Company, Mr Thompson held various technical sales and management positions with Teledyne Industries and Eaton Corporation.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Program
Compensation Program Objectives and Philosophy
The objectives of the Company’s compensation program are to enhance our ability to recruit and retain qualified management, motivate executives and other employees to achieve established performance goals and ensure an element of congruity between the financial interests of the executive management team and the Company’s shareholders.
We believe the competition for qualified executives, including the Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers, who we refer to collectively as the Named Executive Officers, in the radio frequency components and system level solutions and wireless products industries is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with those offered by our peer group companies.
The products and systems that we design, manufacture and sell face strong competition within our industry These products are sold into a market undergoing rapidly changing technologies with short product life cycles. Many of our competitors are much larger and have far greater resources than we do. Therefore, we want to attempt to ensure that our compensation programs foster independent thinking, responsible decision-making, decisive action and team effort.
We do not establish lists of subjective or objective goals or performance criteria for each individual Named Executive Officer or other member of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe strongly that focusing on the management team as a group, including the Named Executive Officers, results in greater long-term success, and we condition all performance-based awards on common team or corporate criteria.
We believe that substantial equity ownership provides important medium- and long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of the Company and its shareholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of the Named Executive Officers.
Compensation Program Design
Our compensation program is designed to attract, retain and motivate employees and to reward them for achievement that we believe will bring the Company success and likewise reward shareholders as a result of the Company’s success. These programs are designed to be competitive with the companies in the industry with which we must vie for talent.
Our qualified defined contribution 401(k) plan is the only retirement plan available to employees in the United States. Therefore, we typically make significant annual equity awards to Named Executive Officers that have extended vesting periods. The purpose of these awards is to serve as both a retention and incentive mechanism in order to create value for both the award recipient and the shareholders. Each Named Executive Officer has a substantial portion of his potential financial net worth at risk because it is based on the Company’s future performance.
At the end of fiscal 2007, the Compensation Committee of the Board of Directors considered the following factors in establishing the compensation of the Named Executive Officers for fiscal 2008:
•	The Company’s overall operating performance during fiscal 2007 and the achievements of the Named Executive Officers with respect to: (a) progress that each business unit made in achieving its long-term strategic goals; (b) new products in development, scheduled for introduction or recently introduced; (c) the Company’s performance in relation to the industry competitors; and (d) productivity improvements.

•	Individual performance appraisals of the Named Executive Officers and their contributions toward the Company’s performance goals and other objectives as established by the Board and the Committee, including a subjective evaluation of each Named Executive Officer’s: (a) vision and strategy with respect to his individual business responsibilities; (b) energy level and ability to motivate and influence others; (c) self-development and development of subordinates; and (d) execution of assigned tasks.

•	The compensation packages for executives who have similar positions and levels of responsibility at other publicly held U.S. manufacturers of radio frequency components and system level solutions and other relevant products in related appropriate markets.

Compensation Decision-Making
The Compensation Committee
The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers), non-employee directors and employees and administration of the stock-based and incentive compensation plans. The Committee typically meets in separate session in connection with regularly-scheduled meetings of the Board. In addition, the Committee sometimes schedules special meetings or non-meeting “work sessions,” either by telephone or in person, as necessary in order to fulfill its duties Meeting agendas are established by the Chairman after consultation with other members of the Committee and, if appropriate, Mr Bruggeworth, our Chief Executive Officer.
The current members of the Committee are Mr DiLeo, Mr. Harding, Dr. Paladino and Mr. Wilkinson, who serves as Chairman of the Committee Each of these Committee members also served on the Committee for all of fiscal 2007 with the exception of Mr. Harding, who was appointed to serve on the Committee in January 2007, and Mr. DiLeo, who had served on the Committee in prior years and was reappointed to the Committee in August 2006.
Role of the Compensation Consultant
During fiscal 2007, the Committee retained the independent compensation consulting firm DolmatConnell & Partners, Inc., who we refer to as DC&P, to assist it with executive, non-employee director and employee compensation matters. This choice was based primarily upon the depth of experience in the technology industry of DC&P’s principals. During fiscal 2007, DC&P performed a review and analysis of our recent past and current compensation policies and practices. This analysis covered not only the Named Executive Officers, but also certain policies pertaining to all of our employees. The work the Committee requested included, but was not limited to, an analysis of and recommendations for: (a) modifying the peer group of comparable companies, given the changing environment in the markets that we serve and our recent rapid growth; (b) base salaries for the executive management team; (c) our short-term cash incentive plan for the executive management team and other employees; (d) our long-term equity incentive plans; (e) non-employee director and non-employee Chairman of the Board compensation; and (f) certain other studies requested by the Committee. When DC&P made recommendations to the Committee for consideration, they were generally in the form of suggested ranges for cash and equity compensation or descriptions of policies that DC&P currently considers best industry practices. The Committee has retained DC&P to assist it with executive, non-employee director and employee compensation matters for fiscal 2008.
During fiscal 2007, DC&P worked only for the Committee and performed no additional services for the Company or any of the Named Executive Officers. The Committee Chairman approved all work performed by DC&P and received copies of all invoices for services submitted by DC&P. During fiscal 2007, neither the Committee or Company management used the services of any other compensation consultant.
Role of Executives in Establishing Compensation
During fiscal 2007, and as is typical at the Company, there was a continuing dialogue among the Company’s Chief Executive Officer, other members of management (particularly the Vice President of Human Resources), the Committee’s compensation consultant, DC&P, and Committee members regarding compensation considerations. Each of these parties was and continues to be encouraged to propose ideas or issues for the Committee to consider and evaluate with respect to our compensation structure and philosophy.
The Committee annually establishes the base salary, bonus and equity incentive awards for the Chief Executive Officer, Mr Bruggeworth. He typically recommends to the Committee the annual base salary, bonuses, and equity awards (if any) for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval.
To assist the Committee in overseeing compensation practices, the Committee periodically requests that the Human Resource Department and Financial Department personnel gather compensation data for its review. Certain members of the executive management team or other employees sometimes attended portions of some Committee meetings in order to fulfill these requests during fiscal 2007. The Chief Executive Officer attended the majority of the Committee’s meetings during fiscal 2007, but did not participate in any portion of any meeting where his own compensation was being determined. In addition, when deemed appropriate, the Committee held all or a portion of certain meetings during fiscal 2007 in executive session with only Committee members present.

Use of Industry Comparative Data
We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. Determining the relevant companies to use for such comparative purposes is not a simple task. Many of our most formidable competitors are divisions of much larger companies, and it is difficult to gain useful information about the specific executive positions comparable to those of our executives. With the help of DC&P and the Human Resource Department, the Committee has developed a peer group of companies that it reviews and, if appropriate, adjusts annually. The companies included in this peer group generally have revenues ranging from one-half to two times our annual revenue and are in the semiconductor, wireless components or sub-systems businesses. The peer group is comprised such that the median revenue size of the peer group is at or close to our annual revenue. The peer group used in fiscal 2007 contained the following 19 companies: Agere Systems Inc., Altera Corporation, AMIS Holdings, Inc., Conexant Systems, Inc., Cree, Inc., Cypress Semiconductor Corporation, Fairchild Semiconductor International, Inc., Integrated Device Technology, Inc., International Rectifier Corporation, Intersil Corporation, Linear Technology Corporation, Marvell Technology Group Ltd., Microchip Technology Incorporated, ON Semiconductor Corporation, Silicon Laboratories Inc., Silicon Storage Technology, Inc., Skyworks Solutions, Inc., Spansion Inc., and TriQuint Semiconductor, Inc. For fiscal 2008, the Committee intends to modify this group because (i) it may be necessary to eliminate some of the smaller revenue producers in the fiscal 2007 peer group due to our recent revenue growth, and (ii) some of the current members no longer exist as independent companies.
DC&P obtained relevant data for each company contained in the fiscal 2007 peer group from that company’s most recent proxy statement and other SEC filings. This data included compensation information for each of the named executive officers identified by each company as well as each company’s financial performance data. In addition, we relied upon aggregated Radford Survey data for the electronics industry from as many companies as possible who were in the peer group described above or are of similar size to us (based on annual revenue). We typically use Radford Survey data for comparative purposes in evaluating and setting compensation levels and practices for the other members of our executive management team who are not Named Executive Officers and for which public company reporting data is not available. From all of these information sources and with the assistance of the Human Resource Department, DC&P gathered data and presented it by quartile for each compensation element that we wished to evaluate. This data provided us with visibility as to how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and with respect to total compensation. For fiscal 2007, the compensation components that we evaluated with respect to similarly situated peer group executive officers were base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, perquisites, and any other equity or incentive programs for which we could obtain data.
Other Compensation Policies
With the assistance of the Committee, DC&P and the executive management team, we have developed a number of policies and practices that we relied upon during fiscal 2007:
•	We used comparative competitive data to establish base salaries for each Named Executive Officer at approximately the 50th percentile of the peer group and provided cash performance incentives that, if earned at target, enabled each Named Executive Officer to be eligible to earn total annual cash compensation at a level that approximated the 75th percentile of the peer group. As discussed in more detail below under “Annual Cash Incentive Opportunities,” our bonus target was a percentage of the Named Executive Officer’s base salary that he was eligible to earn under the objective bonus criteria discussed below. The higher the level of responsibility in the Company, the greater his percentage of potential total performance-based cash compensation. For fiscal 2007, the performance-based cash compensation target was 100% of base salary for Mr. Bruggeworth and 75% of base salary for each of the other Named Executive Officers.

•	We attempted to ensure that a substantial amount of each Named Executive Officer’s total compensation was performance-based, linked to the Company’s operating performance, and in the long term, derived its value from the market price of the Company’s common stock.

•	We established an aggregate level of stock option and restricted stock awards that was within the peer group run rate for such awards and that did not produce a level of option overhang that was greater than that of the peer group.

•	We attempted to ensure that cash and equity components of total compensation were tax deductible, to the maximum extent possible, by the use of (i) shareholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Internal Revenue Code of 1986, as amended, and (ii) by modifying our option grant practices to grant non-qualified stock options instead of incentive stock options in order to maximize tax deductibility by the Company.

•	We prohibit the backdating or spring-loading of equity awards.

•	We prohibit repricing of previously granted option or stock awards without shareholder approval.
The Committee also has additional responsibilities with respect to our compensation practices, which are set forth in its charter and described in more detail above under “Corporate Governance – Compensation Committee.”
Elements of Compensation
Compensation arrangements for the Named Executive Officers under our fiscal 2007 compensation program included four components: (a) a base salary; (b) a formula-based, shareholder-approved Code Section 162(m)-approved cash bonus program; (c) the grant of equity incentives in the form of stock options and restricted stock awards; and (d) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans. For fiscal 2008, we have shifted a portion of the equity incentives from solely time-based awards to both time-based and performance-based awards, as described below.
Base Salaries
The Committee reviews and establishes individual salaries for the Named Executive Officers annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, labor market conditions, peer group data and our overall annual budget guidelines for merit and performance increases. The Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position of the peer group. With respect to fiscal year 2007, the Committee believes that the base salaries for the Named Executive Officers were at or near the median base salaries of the peer group comparable positions. For fiscal year 2008, if appropriate, adjustments to the base salaries of the Named Executive Officers have been made so that they remain at or near the median of the peer group comparable positions.
Annual Cash Incentive Opportunities
A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be variable and linked to the Company’s operating performance. For fiscal 2007, annual cash bonus award opportunities were determined directly from two objective performance-based measures: (i) growth of the Company’s revenues over that of the previous year, and (ii) the level of the Company’s operating profit. Adjustments may be made to operating profit to eliminate the effects of generally non-recurring, one-time events that may include, but are not limited to, the sale of investments in securities of other companies, acquisition-related expenses, sale or disposal of assets no longer in service and certain non-cash equity compensation charges reported under the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No 123(R), “Share-Based Payment,” which we refer to as SFAS 123(R). The same criteria were used for the Named Executive Officers in fiscal 2007 as for all other employees For fiscal 2007, we made the following adjustments to operating income for purposes of determining the performance-based cash bonus amounts: (i) subtracted the gain on sale of the Company’s Bluetooth® assets of $34,018,000; (ii) added back the non-cash share-based compensation expense incurred by our compliance with SFAS 123(R) of $21,163,000; and (iii) added back non-cash amortization of certain intangibles of $2,110,000.
The objective formula used to compute the performance-based cash bonus for each Named Executive Officer for fiscal 2007 was a target percentage increase in sales growth times a target percentage of operating income + (-) adjustments, as referenced above, divided by sales, times a coefficient that would yield a cash bonus equal to 100% of the annual base salary for the Chief Executive Officer if the target variables were achieved. If the two target variables (sales growth and operating income) were less than the target amount set by the Committee, then this formula would result in a performance-based cash bonus that was less than 100% of annual base salary.
The same target variables and formula were used for the other four Named Executive Officers in fiscal 2007, except that in each case the coefficient would yield 75% of the respective annual base salary rather than 100% of the annual base salary if the target variables were achieved.
Bonuses for the Named Executive Officers, as well as for all of our other employees, are capped at two times each employee’s respective bonus target. No minimum bonus is guaranteed. The revenue growth rate and level of operating profit are equally weighted multipliers in the formula. If either of these multipliers is zero or negative, then no bonus will be earned under the objective bonus formula described above. This objective bonus formula is designed to operate so that if the Company achieves a particular percentage of annual sales growth and a particular percentage of operating profit, then each Named Executive

Officer has the potential to earn 100% of his pre-established bonus target (or other combinations of the two multipliers that yield the same result). The sum of all employee bonuses, including those earned by the Named Executive Officers, may be limited if, after bonus accruals for all employees, the total potential annual bonus amount to be paid exceeds 16% of the Company’s operating income.
For fiscal year 2007, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation at the 75th percentile level of the peer group comparable position. For fiscal 2007, the total cash compensation earned by the Named Executive Officers as a group was above the peer group 75th percentile level for comparable positions because their cash bonuses exceeded the bonus target that we established for them, due primarily to the fact that the Company enjoyed record revenue and operating profit performance in fiscal 2007. Year-over-year revenue growth was 32.9% and operating income was 10%, after Company-wide bonus accruals and adjustments to operating income.
For fiscal 2008, the performance-based cash bonus program has been modified so that 20% of the Named Executive Officer’s target cash bonus amount will be linked to the Company’s product diversification efforts. If the Company does not obtain a certain level of sales from certain classes of non-handset products in fiscal 2008, then the Named Executive Officers will not be eligible to receive 20% of their target bonus in fiscal 2008. This portion of targeted potential cash bonus awards is an “all or nothing” bonus target, and we do not intend to pro-rate it to acknowledge partial success. The remaining 80% of the targeted potential cash bonus awards for fiscal 2008 will continue to be determined in accordance with the Company’s existing cash bonus determination metrics, which as described above are based on the Company’s achievement of certain targeted percentages of revenue growth and operating income.
In order to deduct for tax purposes the bonus compensation, the bonus program is shareholder-approved and intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended.
The target percentages for all performance awards were derived from the Company’s internal operating plans, which are not disclosed publicly for competitive reasons. These target percentages constitute confidential commercial and strategic financial information, and the Company believes that disclosure of these targets would result in competitive harm to the Company. We believe that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. We also believe, at the time the performance goals were set, that performance at a level above the target level would be difficult but not impossible to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.
Retention and Incentive Equity Awards
We believe that substantial equity ownership encourages management to take actions favorable to the long-term interests of the Company and its shareholders. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers. We typically grant both unvested equity-based non-qualified awards and restricted stock awards annually in connection with the Company’s annual meeting of shareholders. The non-qualified awards are made at fair market value, which in accordance with our 2003 Stock Incentive Plan is the closing price of our common stock on the date immediately preceding the grant date of the award. We believe that equity awards provide important medium-term and long-term incentives for the Named Executive Officers and align their interests with the interests of the Company and its shareholders.
For fiscal 2007, we used a combination of restricted share awards, which vest over five years, and non-qualified stock option awards, which vest over four years. The restricted share awards are intended to provide economic retention incentives and the option awards are intended to provide long-term incentives for creation of shareholder value. Although FAS 123(R) requires a calculation of a theoretical accounting value for options awarded to be reported for financial accounting purposes and disclosed in the accompanying tables, there is no economic value to the employee recipient in the longer term after the options vest, unless the price of the Company’s common stock increases.
Fiscal 2008 Performance-Based Restricted Stock
For fiscal 2008, we expect to award performance-based restricted shares to certain members of the executive management team, including the Named Executive Officers. A significant portion of the value of each Named Executive Officer’s equity award will be linked to milestones on projects or key initiatives that we believe have a strong potential to impact longer-term shareholder value creation. The milestones will be tasks that must be accomplished during fiscal 2008, based on multi-year, longer-term goals, to help ensure the Company’s continued performance as an industry leader. The achievement of these goals, which will be determined by the Committee, are team-based and will apply to the executive management team as a group. There will be no individually-based goals.

The fiscal 2008 milestones consist of six objectives involving new technologies, quality, new manufacturing processes, and timely completion of new, next generation customer products. The targeted amount of restricted shares to be earned by each Named Executive Officer is 100% of the amount that has been established by the Committee for each Named Executive Officer for fiscal 2008. No performance-based restricted stock awards will be earned unless at least two of the objectives are attained, but if only two of the objectives are attained then only 50% of the targeted amount of restricted shares will be earned. If three or four objectives are achieved, then 75% and 100%, respectively, of the targeted amount of restricted shares will be earned. The 100% value of this targeted number of shares will represent approximately 37.5% of the value of the Named Executive Officer’s anticipated fiscal year 2008 total equity awards. If five or six objectives are achieved, then each Named Executive Officer will earn 125% or 150%, respectively, of the targeted number of restricted shares. The number of shares earned, if any, will be determined after the close of fiscal 2008 and the awards will be made on or about May 1, 2008. The shares of restricted stock earned by each Named Executive Officer, if any, will vest over a three-year period, with 50% vesting on or about May 1, 2008 and the remaining 50% vesting in equal installments on each of the next two anniversary dates, as long as the Named Executive Officer is still employed by or providing services to us on each such anniversary date. For fiscal 2008, the maximum amount of performance-based restricted shares that may be earned – 150% of the targeted amount – by the Named Executive Officers is 144,000 shares by the Chief Executive Officer and 69,600 shares by each of the other Named Executive Officers.
We believe that disclosure of the aforementioned objectives on which the awards of performance-based restricted stock are based would result in competitive harm to the Company, since they contain commercial and strategic financial information. We believe that the level of performance required to satisfy any of the objectives in any given year should not be easily achieved, and typically would not be achieved all of the time. As for obtaining any payouts greater than the target level of 100%, which would require satisfaction of five or six of the objectives, the Company believes that these payouts would be very difficult, but not impossible, to achieve. The Company, however, recognizes that the likelihood of achievement of any level of payout in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.
Employee Benefits
The Named Executive Officers receive the same employee benefits generally available to all of our employees, including health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans.
Perquisites
The Named Executive Officers do not receive any perquisites or personal benefits, as it has never been part of our culture to provide them. We believe that they are viewed by some of the shareholders and employees as being discriminatory in nature and, as such, we have historically taken the position that these highly visible (and sometimes controversial) compensation components are not necessary to implement the Company’s current compensation philosophy and structure.
Employment Agreements
We have not entered into an employment agreement with any of the Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, this practice is regularly reviewed by the Committee to help ensure that we remain competitive in our industry and the Committee may determine that such arrangements may be in the Company’s best interest in the future.
Post-Termination Compensation
We have entered into change in control agreements with each of the Named Executive Officers and certain other members of the executive management team, which are described in more detail below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” We have entered into these agreements in order to acknowledge the respective employee’s importance to the Company and its shareholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes.

Conclusion
We believe our compensation program provides a balanced and stable foundation for achieving the Company’s intended objectives. During fiscal 2007, we established a Company record for both annual revenues and operating profit. We believe that our existing compensation program appropriately rewarded the executive management team, including the Named Executive Officers, for their performance and contribution to the Company’s overall success during fiscal 2007. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. As mentioned previously, we have adjusted the long-term equity compensation element of our program for fiscal 2008 by adding a performance-based equity component. We have also adjusted our performance-based cash bonus program to add a product diversification component for fiscal 2008. We believe that these adjustments will provide additional incentives for achievement of our long-term goals and will better align the interests of the executive management team, including the Named Executive Officers, with those of the Company and its shareholders.
Of the total compensation received by the Named Executive Officers as a group during fiscal 2007, 63% was performance-based and 59% of the total value was attributable to equity awards. We believe that this reflects the Company policy of having a significant portion of total compensation (i) tied to performance and equity and (ii) aligned with the long-term interests of the Company and its shareholders.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 by incorporation by reference to this proxy statement.
Except for the Annual Report on Form 10-K described above, this Compensation Committee report is not incorporated by reference into any of the Company’s previous or future filings with the SEC, unless any such filing explicitly incorporates the report.
The Compensation Committee

Walter H. Wilkinson, Jr. (Chairman)
Daniel A. Dileo
John R. Harding
Dr. Albert E. Paladino

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended March 31, 2007. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers ranked by their total compensation in the table below.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation	Total
		Salary	(1)	(2)	(3)	(4)	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Robert A. Bruggeworth,	2007	562,696	745,609	1,531,407	1,024,107	6,885	3,870,704
President and Chief Executive Officer

William A. Priddy, Jr.,	2007	298,501	414,308	682,924	408,947	5,840	1,810,520
Chief Financial Officer, Corporate Vice President of Administration and Secretary

Steven E. Creviston,	2007	288,273	429,585	665,233	394,934	5,860	1,783,885
Corporate Vice President of Cellular Products Group

Jerry D. Neal,	2007	310,617	323,127	682,924	425,545	0	1,742,213
Executive Vice President of Marketing and Strategic Development

William J. Pratt,	2007	315,840	313,296	682,924	432,700	0	1,744,760
Chief Technical Officer and Corporate Vice President

(1)	Represents the compensation cost of restricted stock awards for financial reporting purposes for the year under FAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended March 31, 2007 (the “10-K”) for the assumptions made in determining FAS 123(R) values. The restricted stock awards granted to the Named Executive Officers generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise). For such restricted stock awards granted prior to the adoption of SFAS 123(R), the Company will continue to recognize the expense related to these awards over the vesting period of the restricted stock award. For restricted stock awards granted or modified after the adoption of SFAS 123(R), the Company will recognize the expense for these awards upon grant. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(2)	Represents the compensation cost of stock options for financial reporting purposes for the year under FAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s 10-K for the assumptions made in determining FAS 123(R) values. The stock options granted to the Named Executive Officers generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise). For such stock options granted prior to the adoption of SFAS 123(R), the Company will continue to recognize the expense related to these options over the vesting period of the option. For stock options granted or modified after the adoption of SFAS 123(R), the Company will recognize the expense for these awards upon grant. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(3)	Amounts paid under the Company’s Cash Bonus Plan are reported in this column as “Non-Equity Incentive Plan Compensation.”

(4)	Reflects amounts contributed by the Company during fiscal year 2007 to the accounts of the Named Executive Officers under the Company’s 401(k) plan.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information on stock options, restricted stock awards and plan-based cash incentive awards granted in fiscal year 2007 to each of the Company’s Named Executive Officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount of these awards that were expensed in 2007 is shown in the Summary Compensation Table on page 21.

					All Other
					Stock	All Other
					Awards:	Option			Grant
					Number	Awards:	Exercise		Date Fair
					of	Number of	or Base	Closing	Value of
					Shares	Securities	Price of	Market	Stock and
		Estimated Possible Payouts			of Stock	Underlying	Option	Price on	Option
	Grant	Under Non-Equity Incentive Plan			or Units	Options	Awards	Grant	Awards
Name	Date		Awards		(#)	(#)	($/Sh)	Date ($)	($)
		Threshold	Target	Maximum
	(1)	($)	($)	($)	(2)	(3)	(4)	(5)	(6)

Robert A. Bruggeworth		0	562,696	1,125,392
	8/1/2006					370,000	6.15	5.87	1,095,200
	8/1/2006				40,000		0.00		234,800

William A. Priddy, Jr.		0	223,876	447,752
	8/1/2006					165,000	6.15	5.87	488,400
	8/1/2006				27,000		0.00		158,490

Steven E. Creviston		0	216,205	432,410
	8/1/2006					165,000	6.15	5.87	488,400
	8/1/2006				27,000		0.00		158,490

Jerry D. Neal		0	232,963	465,926
	8/1/2006					165,000	6.15	5.87	488,400
	8/1/2006				27,000		0.00		158,490

William J. Pratt		0	236,880	473,760
	8/1/2006					165,000	6.15	5.87	488,400
	8/1/2006				27,000		0.00		158,490

(1)	All awards granted to Named Executive Officers in fiscal year 2007 were made pursuant to the 2003 Stock Incentive Plan.

(2)	Restricted stock awards vest and are payable as shares of RFMD common stock after they are earned (in whole or in part) and no longer subject to forfeiture. The restricted stock awards vest over a period of five years and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, the restricted stock awards granted in fiscal 2007 to each Named Executive Officer generally will continue to vest over a period of five years as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

(3)	Options allow the grantee to purchase a share of RFMD common stock for the closing price of the Company’s common stock on the trading date immediately preceding the grant date. Options generally become exercisable in four equal installments on the first four anniversaries of the date of grant. In the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options granted in fiscal 2007 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term (unless the administrator of the 2003 Plan determines otherwise).

(4)	The exercise price is equal to the closing price of the Company’s common stock as reported by The NASDAQ Global Select Market (NASDAQ) on the trading date immediately preceding the grant date.

(5)	Pursuant to the Company’s stock option plans, the exercise price of stock options is always the closing price per share of the Company’s common stock on NASDAQ on the trading day immediately preceding the grant date, unless the Board or Compensation Committee determines otherwise.

(6)	Amounts presented represent the aggregate FAS 123(R) values of options to purchase RFMD common stock granted during the year. The per-option FAS 123(R) grant date value was $2.96 each for all such options. The per-award FAS 123(R) grant date fair value was $5.87 for all restricted stock awards. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123(R) values. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the Named Executive Officer) or that the value on exercise will equal the FAS 123(R) value.
Employee Benefit Plans
The discussion which follows describes the material terms of the Company’s principal equity plans.
2003 Stock Incentive Plan. The Company’s shareholders approved the 2003 Stock Plan at the 2003 Annual Meeting of Shareholders held on July 22, 2003 and, effective upon that approval, new stock option and other share-based awards for employees may be granted only under the 2003 Plan. At the Company’s Annual Meeting of Shareholders on August 1, 2006, shareholders of the Company: (a) amended the 2003 Plan to (1) increase the aggregate number of shares issuable under the 2003 Plan by 15.0 million, (2) increase the maximum number of shares that may be issued pursuant to the exercise of incentive stock options by 15.0 million, and (3) modify the list of performance factors that may apply to performance-based awards granted to “covered employees” (generally the chief executive officer and the three other highest compensated executive officers other than the chief financial officer acting solely in his capacity as such) under Code Section 162(m) and related regulations; and (b) approved the 2003 Plan’s eligibility and participant award limitations for Code Section 162(m) purposes.
The maximum number of shares issuable under the 2003 Plan may not exceed the sum of (a) 24.3 million shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2003 Plan under the Company’s prior plans and (ii) subject to an award granted under a prior plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. Awards that may be granted under the plan include incentive options and non-qualified options, stock appreciation rights, restricted stock awards and restricted units, and performance awards and performance units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. No awards may be granted under the plan after July 21, 2013. The plan is administered by the Compensation Committee upon delegation from the Board. Under the terms of the plan, the Compensation Committee has authority to take action with respect to the plan, including selection of individuals to be granted awards, the types of awards and the number of shares of common stock subject to an award, and determination of the terms, conditions, restrictions and limitations of each award.
1999 Stock Incentive Plan. The 1999 Plan provides for the issuance of a maximum of 16,000,000 shares of common stock (as adjusted to reflect stock splits) pursuant to awards granted under the plan. Awards may include incentive options and non-qualified options, stock appreciation rights, and restricted stock awards and restricted units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. The 1999 Plan is also administered by the Compensation Committee and was replaced by the 2003 Plan.
1997 Key Employees’ Stock Option Plan. The Company’s 1997 Key Employees’ Stock Option Plan provides for the grant of incentive options and non-qualified options to purchase common stock to key employees and independent contractors in the Company’s service. The aggregate number of shares of common stock that may be issued pursuant to options granted under the plan may not exceed 10,400,000 shares (as adjusted to reflect stock splits), subject to adjustment upon certain events affecting the Company’s capitalization. This plan is also administered by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards held by the Company’s Named Executive Officers on March 31, 2007.

			Option Awards				Stock Awards
			Number					Market
			of	Number of			Number of	Value of
			Securities	Securities			Shares or	Shares or
			Underlying	Underlying			Units of	Units of
			Unexercised	Unexercised	Option		Stock That	Stock That
			Options	Options	Exercise	Option	Have Not	Have Not
			(#)	(#)	Price	Expiration	Vested	Vested
			Exercisable	Unexercisable	($)	Date	(#)	($)
Name	Grant Date		(1)	(2)	(3)	(4)	(5)	(6)

Robert A. Bruggeworth
	8/1/2006			370,000	$6.15	8/1/2016	40,000	249,200
	3/20/2006	(7)				3/20/2016	150,000	934,500
	8/9/2005		92,500	277,500	$5.97	8/9/2015	35,000	218,050
	7/27/2004					7/27/2014	30,000	186,900
	8/19/2003		150,000		$8.48	8/19/2013	20,000	124,600
	1/27/2003					1/27/2013	2,500	15,575
	10/10/2002					10/10/2012	7,000	43,610
	9/13/2002		100,000		$6.95	9/13/2012	2,500	15,575
	5/13/2002		64,000		$16.05	5/13/2012
	1/29/2002		100,000		$19.01	1/29/2012
	9/28/2001		100,000		$15.73	9/28/2011
	4/2/2001		11,000		$11.69	4/2/2011
	10/19/2000		40,000		$14.25	10/19/2010
	5/3/2000		23,260		$49.75	5/3/2010
	10/27/1999		40,000		$21.94	10/27/2009
	9/20/1999		64,000		$25.88	9/20/2009

William A. Priddy, Jr.
	8/1/2006			165,000	$6.15	8/1/2016	27,000	168,210
	3/20/2006	(7)				3/20/2016	60,000	373,800
	8/9/2005		41,250	123,750	$5.97	8/9/2015	23,625	147,184
	7/27/2004		100,000		$5.80	7/27/2014	20,250	126,158
	8/19/2003		100,000		$8.48	8/19/2013	13,500	84,105
	10/10/2002		1		$5.60	10/10/2012	6,000	37,380
	5/13/2002		45,000		$16.05	5/13/2012
	9/28/2001		80,000		$15.73	9/28/2011
	4/2/2001		11,000		$11.69	4/2/2011
	5/3/2000		55,824		$49.75	5/3/2010
	3/29/1999		60,000		$10.47	3/29/2009
	10/27/1998		48,221		$2.61	10/27/2008

Steven E. Creviston
	8/1/2006			165,000	$6.15	8/1/2016	27,000	168,210
	3/20/2006	(7)				3/20/2016	80,000	498,400
	8/9/2005		37,500	112,500	$5.97	8/9/2015	23,625	147,184
	7/27/2004		95,000		$5.80	7/27/2014	20,250	126,158
	8/19/2003		95,000		$8.48	8/19/2013	13,000	80,990
	10/10/2002		57,000		$5.60	10/10/2012	4,750	29,593
	9/28/2001		65,000		$15.73	9/28/2011
	10/19/2000		42,000		$14.25	10/19/2010
	10/27/1999		30,000		$21.94	10/27/2009
	10/27/1998		15,680		$2.61	10/27/2008

Jerry D. Neal
	8/1/2006			165,000	$6.15	8/1/2016	27,000	168,210
	8/9/2005		41,250	123,750	$5.97	8/9/2015	23,625	147,184
	7/27/2004		105,000		$5.80	7/27/2014	20,250	126,158
	8/19/2003		95,000		$8.48	8/19/2013	13,000	80,990
	10/10/2002		76,000		$5.60	10/10/2012	4,500	28,035
	5/13/2002		51,000		$16.05	5/13/2012
	9/28/2001		80,000		$15.73	9/28/2011
	4/2/2001		11,000		$11.69	4/2/2011
	5/3/2000		74,432		$49.75	5/3/2010
	3/29/1999		80,000		$10.47	3/29/2009
	10/27/1998		240,000		$2.61	10/27/2008
	5/14/1998		92,000		$1.70	5/14/2008

		Option Awards				Stock Awards
		Number					Market
		of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
		(#)	(#)	Price	Expiration	Vested	Vested
		Exercisable	Unexercisable	($)	Date	(#)	($)
Name	Grant Date	(1)	(2)	(3)	(4)	(5)	(6)

William J. Pratt
	8/1/2006		165,000	$6.15	8/1/2016	27,000	168,210
	8/9/2005	41,250	123,750	$5.97	8/9/2015	23,625	147,184
	7/27/2004	95,000		$5.80	7/27/2014	20,250	126,158
	8/19/2003	95,000		$8.48	8/19/2013	13,000	80,990
	10/10/2002	76,000		$5.60	10/10/2012	4,500	28,035
	5/13/2002	51,000		$16.05	5/13/2012
	9/28/2001	60,000		$15.73	9/28/2011
	4/2/2001	11,000		$11.69	4/2/2011
	5/3/2000	83,736		$49.75	5/3/2010
	3/29/1999	72,000		$10.47	3/29/2009
	10/27/1998	54,000		$2.61	10/27/2008
	5/14/1998	27,000		$1.70	5/14/2008

(1)	Options granted on or after March 27, 2001 generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment. Options granted prior to March 27, 2001 generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant, subject to continued employment. However, on March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing sales price of the Company’s common stock on NASDAQ on March 24, 2005. In the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term.

(2)	These options have an exercise price equal to the fair market value of the common stock at the time of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant. However, in the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options and restricted stock awards granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term.

(3)	The option price is equal to the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on the trading date immediately preceding the grant date.

(4)	Options expire 10 years after grant.

(5)	Restricted stock awards generally vest over a period of five years and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, the restricted stock awards granted after July 2003 to each Named Executive Officer generally will continue to vest over a period of five years as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

(6)	Based upon $6.23, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on March 30, 2007, the last trading day of the Company’s fiscal year.

(7)	On March 20, 2006, the Compensation Committee granted restricted stock awards to three of the Named Executive Officers to reward them for past performance and as a retention device for future service. These restricted stock awards will vest in three equal installments on the second, third and fourth anniversaries of the date of grant and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, these restricted stock awards generally will continue to vest as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

OPTION EXERCISES AND STOCK VESTED TABLE
The table below shows the number of shares of RFMD common stock acquired during fiscal year 2007 upon the exercise of stock options and vesting of restricted stock awards.

	Option Awards		Stock Awards

	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
	(#)	($)	(#)	($)
Name	(1)	(2)	(3)	(4)

Robert A. Bruggeworth	-	-	40,750	286,365
William A. Priddy, Jr.	-	-	24,500	171,344
Steven E. Creviston	-	-	22,750	157,931
Jerry D. Neal	162,800	1,026,515	22,125	153,076
William J. Pratt	-	-	20,875	143,451

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of applicable taxes.

(2)	Values represent the difference between the stock option exercise price and the market value of RFMD common stock on the date of exercise, rounded to the nearest dollar.

(3)	Share amounts are represented on a pre-tax basis. The RFMD stock plans permit withholding a number of shares upon vesting to pay the applicable taxes. However, participants are currently required to pay taxes due upon vesting in cash.

(4)	Values represent the market value of RFMD common stock on the date of exercise, rounded to the nearest dollar.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
As described above in the “Compensation Discussion and Analysis” section, the Named Executive Officers do not have employment agreements with the Company. The Change in Control Agreements between Named Executive Officers and the Company are discussed below under the heading “Individual Agreements.”
The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on March 30, 2007 and the price per share of RFMD common stock on the date of termination was $6.23, which was the closing price of RFMD common stock on March 30, 2007 (the last business day of the fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under the 401(k) savings plan, disability benefits and accrued vacation pay.
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.
Equity Awards
Under the Company’s equity incentive plans, the option holder generally has 90 days to exercise vested options after the date employment ends (other than for death, disability, or termination for cause). The option holder’s estate may exercise the option upon the holder’s death (excluding amounts that had not vested) for a period of 365 days. Similarly, the option holder may exercise the option upon termination due to disability (excluding unvested amounts) for a period of 365 days. If the option holder is terminated for cause, all options are cancelled immediately. However, options granted to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule, in the event of termination of employment other than for cause, as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term (unless the administrator of the 2003 Plan determines otherwise).

401(k) Savings Plan
The Company’s qualified defined contribution 401(k) plan is the only retirement plan available to U.S. employees. The Company matches up to 3% of each employee’s eligible earnings contributed to the plan. Employees vest in the Company contributions over a five-year period.
Employee Stock Purchase Plan
Upon termination of employment, all amounts in the participant’s account are paid to the participant.
Medical Benefits
All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require RF Micro Devices, Inc. to provide employees enrolled in the Company’s health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death, or loss of dependency status.
Individual Agreements
The Company has entered into change in control agreements with each of the Named Executive Officers. The terms and conditions of the change in control agreements are substantially the same, except for certain differences in Mr. Bruggeworth’s and Mr. Priddy’s agreements that are described below. Each change in control agreement will continue in effect until the earliest of: (a) the end of three years after the effective date of the agreement if no change in control has occurred, subject to automatic renewal for additional one-year periods unless the Company gives notice to the individual that it does not wish to extend the agreement; (b) the termination of the individual’s employment with the Company for any reason prior to the change in control; or (c) the end of a two-year period following a change in control and the fulfillment by the Company and the individual of all obligations under the change in control agreement.
Under the terms of each change in control agreement, if a change in control of the Company occurs while the executive or other officer is an employee of the Company, and a qualifying termination of his or her employment with the Company occurs within the two-year period following the change in control, then the individual is entitled to certain compensation payments and benefits. A “qualifying termination” means the Company’s termination of the individual’s employment for a reason other than death, disability, retirement or cause, or the individual’s termination of his or her employment for “good reason” (which includes a material reduction in duties and responsibilities or salary, the failure of the Company to continue certain benefits and certain relocations).
Effective June 9, 2005, each change in control agreement was amended to make certain technical changes to the definition of “change in control.” As amended, a “change in control” is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 40% or more of the outstanding common stock of the Company, the merger or consolidation of the Company with or into another corporation in which the holders of common stock immediately prior to the merger or consolidation have voting control over less than 60% of the surviving corporation outstanding immediately after such merger or consolidation, the sale of all or substantially all of the assets of the Company or a change in the composition of a majority of the Board of the Company within a 12-month period unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
The change in control agreements for Mr. Bruggeworth and Mr. Priddy provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit in periodic installments over the two years following the termination equal to the sum of (a) two times the highest annual rate of base salary during the 12-month period before termination plus (b) two times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. The change in control agreements for the remaining executive and other officers provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit in periodic installments over the one-year period following the termination equal to the sum of (a) one times the highest annual rate of base salary during the 12-month period before termination plus (b) one times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. All of the change in control agreements also provide that, in the event of a qualifying termination after a change in control, the individual will receive a lump-sum cash amount equal to accrued salary and bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.
In addition, the agreements provide that upon a qualifying termination after a change in control, all Company stock options, stock appreciation rights or similar stock-based awards held by the executive or other officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. These individuals also would be entitled to “gross-up payments”

equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change in control agreement are deemed excess parachute payments for federal income tax purposes. The change in control agreements also provide that the Company will continue to provide for one year (or two years for Mr. Bruggeworth and Mr. Priddy) the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide such individual with one additional year (or two additional years for Mr. Bruggeworth and Mr. Priddy) of service credit under all non-qualified retirement plans and excess benefits plans in which the individual participated at termination.
The change in control agreements also provide that the executive and other officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement.
The following table sets forth information about potential payments to the Named Executive Officers assuming that their employment was terminated following a change in control of the Company as of March 30, 2007 and that the price per share of RFMD common stock on that date was $6.23.
Potential Payments Upon a Qualifying Termination after a Change in Control

		Robert A.	William A.	Steven E.	Jerry D.	William J.
Name		Bruggeworth	Priddy, Jr.	Creviston	Neal	Pratt

Base Salary	(1)	$1,131,600	$600,000	$290,000	312,000	$317,251
Average Bonus	(2)	$834,421	$341,469	$169,958	177,381	$180,195
Option Awards	(3)	$101,750	$45,375	$42,450	$45,375	$45,375
Stock Awards	(4)	$1,788,010	$936,836	$1,050,534	550,576	$550,576
Benefits Continuation	(5)	$23,402	$16,234	$11,080	$8,153	$8,168
Accrued Vacation	(6)	$54,327	$64,496	$48,734	$0	$0

Total		$3,933,512	$2,004,410	$1,612,756	$1,093,485	$1,101,565

(1)	For Mr. Bruggeworth and Mr. Priddy, two times the highest annual rate of base salary during the 12-month period before termination. For the other Named Executive Officers, one times the highest annual rate of base salary during the 12-month period before termination.

(2)	For Mr. Bruggeworth and Mr. Priddy, two times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. For the other Named Executive Officers, one times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination.

(3)	Represents the intrinsic value of unvested options as of March 30, 2007.

(4)	Represents the intrinsic value of unvested restricted stock awards as of March 30, 2007.

(5)	Value of continuing health, welfare and other benefits, based on the monthly premiums paid by the Company for this coverage at March 30, 2007.

(6)	Accrued vacation earned but not utilized.
Other Potential Payments upon Resignation, Severance for Cause, Severance without Cause, Retirement, or Constructive Termination
The Named Executive Officers are not entitled to any payments from the Company in the event of resignation, severance, retirement, or constructive termination at March 30, 2007. However, upon such an event, the following shares of options and restricted stock held by each Named Executive Officer at March 30, 2007 would continue to vest unless the Compensation Committee decided otherwise.

		Robert A.	William A.	Steven E.	Jerry D.	William J.
Name		Bruggeworth	Priddy, Jr.	Creviston	Neal	Pratt

Option Awards	(1)	$101,750	$45,375	$42,450	$45,375	$45,375
Stock Awards	(2)	$1,588,650	$815,351	$939,951	$441,551	$441,551

Total		$1,690,400	$860,726	$982,401	$486,926	$486,926

(1)	Represents the intrinsic value of unvested options as of March 30, 2007.

(2)	Represents the intrinsic value of unvested restricted stock awards as of March 30, 2007.
DIRECTOR COMPENSATION
As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during fiscal year 2007.
Director Compensation for Fiscal Year-End March 31, 2007

	Fees Earned or Paid in Cash	Option Awards	Total
Name	(3) (4) (5) ($)	($)	($)

Dr. Albert E. Paladino	98,667	126,913	225,580
Daniel A. DiLeo	54,167	98,144	152,311
Jeffery R. Gardner	54,667	98,144	152,811
John R. Harding (1)	23,000	72,829	95,829
Dr. Frederick J. Leonberger (2)	13,167	22,819	35,986
David A. Norbury	52,167	98,144	150,311
Erik H. van der Kaay	63,000	106,748	169,748
Walter H. Wilkinson, Jr.	60,667	106,748	167,415

(1)	Mr. Harding was appointed by the Board, upon the recommendation of the Governance and Nominating Committee, to serve as a director in November 2006.

(2)	Dr. Leonberger served as director through July 31, 2006 but did not stand for re-election at the 2006 Annual Meeting of Shareholders.

(3)	Represents the compensation cost of stock options for financial reporting purposes for the year under FAS 123(R), rather than an amount paid to or realized by the Director. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the assumptions made in determining FAS 123(R) values. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(4)	At March 31, 2007, the aggregate number of option awards outstanding was: Dr. Paladino – 191,669 shares; Mr. DiLeo – 105,000 shares; Mr. Gardner – 65,000 shares; Mr. Harding – 50,000 shares; Dr. Leonberger – 55,000 shares; Mr. Norbury – 105,000 shares; Mr. van der Kaay – 295,000 shares; and Mr. Wilkinson – 255,000 shares.

(5)	The per-share FAS 123R grant date value was $3.17 for options granted to Dr. Paladino and Messrs. DiLeo, Gardner, Norbury, van der Kaay and Wilkinson upon their re-election to the Board in August 2006. The per-share FAS 123R grant date value was $3.17 for options granted to Mr. Harding upon his election to the Board in November 2006. Dr. Leonberger did not receive any option grants in fiscal year 2007. However, the vesting of his options granted on August 9, 2005 was accelerated on July 31, 2006.
Directors who are not Company employees are compensated for their service as a director as shown in the chart below:
Schedule of Director Fees for Fiscal Year-End March 31, 2007

Compensation Item	Amount

Annual Retainers
Board Members (1)	$30,000
Chairman of the Board (2)	$85,000
Audit Committee Chairman (3)	$10,000
Compensation Committee Chairman (4)	$7,500
Governance and Nominating Committee Chairman (5)	$0

Per meeting fees (Board and Committee)
Board Meetings (6)	$2,500
Compensation Committee Meetings (7)	$1,000
Audit Committee Meetings (7)	$1,500
Governance and Nominating Committee Meetings (7)	$1,000

(1)	Effective August 1, 2006. Previously $26,000.

(2)	Effective August 1, 2006. Previously $81,000.

(3)	Effective August 1, 2006. Previously $5,000.

(4)	Effective August 1, 2006. Previously $3,000.

(5)	The Chairman of the Board serves as the Chairman of the Governance and Nominating Committee and receives no additional compensation for serving in that capacity.

(6)	For each regularly scheduled Board meeting attended. No meeting fees are paid for telephonic Board meetings that are not regularly scheduled.

(7)	For all non-employee members of the Board, excluding the Chairman of the Board.
The increases in the annual retainers were implemented as a result of a competitive pay analysis performed by DC&P, the independent compensation consultant retained by the Compensation Committee, and are designed to maintain the compensation for the Company’s non-employee directors at or near the median levels paid by other companies in the Company’s peer group. (See “Compensation Discussion and Analysis – Role of the Compensation Consultant,” above.) These changes were approved by the Board, upon recommendation of the Compensation Committee, following review and consideration of DC&P’s analysis.
Equity Compensation
In fiscal year 2006, the Board of Directors and the shareholders approved a new non-employee directors’ stock option plan, the Directors Plan. Under the terms of the Directors Plan, each non-employee director who is first elected or appointed to the Board is eligible to receive a non-qualified option to purchase 50,000 shares of the Company’s common stock at the closing sales price of the common stock on the date immediately preceding the date of grant, which grant is made on the fifth business day after the date of election or appointment to the Board (the “Initial Option”). Initial Options vest in three equal installments on the date of grant and on each of the first and second anniversaries of the date of grant. Initial Options granted under the Directors Plan have a term of 10 years and vested options may be exercised at any time during that period. However, an Initial Option terminates if a participant’s service as a director is terminated for cause.
Each participating non-employee director who is re-elected also receives an annual non-qualified option grant for 25,000 shares of common stock, except for the non-employee Chairman of the Board, who would receive an Annual Option for 30,000 shares of common stock, at the closing sales price of the common stock on the date immediately preceding the date of grant, which grant is made on the fifth business day after the date of re-election to the Board (the “Annual Option”). The Annual Options vest and become exercisable immediately on the date of grant. With respect to a new director who is first appointed or elected at an annual meeting of the shareholders, no Annual Option will be granted until the next annual meeting (assuming such director is re-elected at such annual meeting). With respect to a new director who is appointed or elected other than at an annual meeting of shareholders, the number of shares covered by the first Annual Option otherwise to be granted following the next annual meeting of shareholders (assuming the director is re-elected at such annual meeting) would be reduced on a pro rata basis for each calendar quarter (or portion thereof) since the preceding annual shareholders meeting in which such a director was not in office. Like the Initial Option, an Annual Option granted under the Directors’ Plan has a term of 10 years, although the option terminates if a participant’s service as a director is terminated for cause.
Non-employee directors are also eligible to receive discretionary stock-based awards under the Company’s 2003 Plan. See “Employee Benefit Plans – 2003 Stock Incentive Plan,” above. No discretionary equity awards were made to non-employee directors in fiscal year 2007.
Other Compensation
The Company reimburses all directors for expenses incurred in their capacity as directors.
A director who is a Company employee, such as Messrs. Bruggeworth and Pratt, does not receive any compensation for service as a director.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of March 31, 2007 relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of the Company’s common stock may be granted from time to time.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column(a))

Equity compensation plans approved by security holders	25,269,550	$6.79	16,631,155(1)

Equity compensation plans not approved by security holders (2)	122,460	$2.58	258,941

Total	25,392,010	$6.77	16,890,096

(1)	The total shares available for future grant may be issued pursuant to restricted stock awards granted under the Company’s 2003 Stock Incentive Plan and the Company’s 1999 Stock Incentive Plan. For a more detailed discussion of these and other equity plans that have been approved by our shareholders, please see “Employee Benefit Plans,” above. The shares shown in column (c) may be the subject of awards other than options, warrants or rights granted under the 2003 Plan and the 1999 Stock Incentive Plan.

(2)	For a more detailed description of these plans, please see “Non-Shareholder Approved Plans,” below.
Non-Shareholder Approved Plans
Individual Option Agreements with Certain Non-Employee Directors
In October 1998, the Company granted options to purchase an aggregate of 120,000 shares (as adjusted for stock splits) to certain directors outside of the then-current Non-employee Directors’ Stock Option Plan. The weighted average exercise price for the currently outstanding options is $2.61. These options were granted at an option price equal to the fair market value at the time of grant, have ten-year terms and vested in three annual installments.
RF Nitro Communications, Inc. 2001 Stock Incentive Plan
In connection with the Company’s acquisition of RF Nitro in fiscal year 2002, the Company assumed outstanding options to purchase an aggregate of 34,767 shares of common stock and an outstanding restricted stock award for 17,356 shares of common stock issued under the RF Nitro Communications, Inc. 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan provides for the grant of incentive and non-qualified options and restricted stock awards to key employees, non-employee directors and consultants. The weighted average exercise price for the currently outstanding options is $2.16. The terms may be adjusted upon certain events affecting the Company’s capitalization.
Resonext Communications, Inc. 1999 Stock Plan
In connection with the Company’s acquisition of Resonext in fiscal year 2003, the Company assumed outstanding options to purchase an aggregate of 621,753 shares of common stock issued under the Resonext Communications, Inc. 1999 Stock Plan. The 1999 Stock Plan provides for the grant of incentive options and non-qualified options to key employees and consultants. The weighted average exercise price for the currently outstanding options is $2.58. The terms may be adjusted upon certain events affecting the Company’s capitalization.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 2008. Ernst & Young, an independent registered public accounting firm, has served as the Company’s independent auditors continuously since 1992. A representative from Ernst & Young is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Although shareholder ratification of the appointment is not required by law, the Company desires to solicit such ratification. If the appointment of Ernst & Young is not approved by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2008.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 29, 2008.
Independent Registered Public Accounting Firm Fee Information
The following table shows the aggregate fees that the Company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2007 and 2006.

	2007	2006
Audit Fees	$899,993	$872,000
Audit-Related Fees	$148,253	$5,000
Tax Fees	$8,822	$95,000
All Other Fees	none	none
Total	$1,067,068	$972,000
Audit Fees. This category includes fees for: (a) the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (b) the audit of the Company’s internal control over financial reporting; (c) the attestation of management’s report on the effectiveness of internal control over financial reporting; and (d) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.
Audit-Related Fees. This category consists of accounting consultations in connection with acquisitions and divestitures, internal control consultations related to Sarbanes-Oxley Section 404 compliance and benefit plan audits.
Tax Fees. This category consists of professional services rendered by Ernst & Young for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.
All Other Fees. This category includes the aggregate fees for products and services provided by Ernst & Young that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Ernst & Young in fiscal year 2007 and the proposed non-audit related services and proposed fees for fiscal year 2008 and has determined that such services and fees are compatible with the independence of Ernst & Young. All audit and non-audit related services were approved by the Audit Committee prior to such services being rendered.

REPORT OF THE AUDIT COMMITTEE
Each member of the Audit Committee is an independent director under existing NASDAQ listing standards and SEC requirements. In addition, the Board of Directors has determined that Messrs. van der Kaay and Gardner are “audit committee financial experts,” as defined by SEC rules.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm that firm’s independence.
Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 for filing with the SEC and appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2008.
This report has been prepared by members of the Audit Committee. Current members of this committee are:
Erik H. van der Kaay (Chairman)
Jeffery R. Gardner
David A. Norbury
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under federal securities laws, the Company’s directors, officers and beneficial owners of more than ten percent of the Company’s common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established, and the Company is required to report in this proxy statement any failure to file by the established dates during the last fiscal year. In the last fiscal year, to the Company’s knowledge, all of these filing requirements were satisfied by the Company’s directors, officers and principal shareholders.
RELATED PERSON TRANSACTIONS
Fiscal 2007 Transactions
Jazz Technologies, Inc. (f/k/a Jazz Semiconductor, Inc.)
During fiscal 2003, the Company entered into a strategic relationship with Jazz Semiconductor, Inc., a privately held radio-frequency and mixed-signal silicon wafer foundry, for silicon manufacturing and development. As part of this strategic relationship, the Company obtained a committed low cost supply of wafers fabricated utilizing Jazz’s silicon manufacturing processes and the ability to collaborate with Jazz on joint process development and the optimization of these processes for fabrication of next-generation silicon products. As part of the strategic relationship, the Company invested $60.0 million in Jazz in two separate investments. During the Company’s fourth quarter of fiscal 2007 and in connection with the completion of Jazz’s merger with Acquicor Technology Inc. (“Acquicor”), the Company sold its entire equity interest in Jazz for cash proceeds of approximately $23.1 million and recorded a receivable for the remaining funds related to a hold-back provision in the merger agreement, which the Company expects to receive within calendar year 2008. The Company currently expects that its relationship with Jazz, which is now known as Jazz Technologies, Inc., will continue as the Company launches new highly-integrated mixed signal products built on Jazz silicon and continues its development efforts in advanced RF silicon semiconductor processes.

Mr. Neal, an officer of the Company, served as the Company’s appointed representative to Jazz’s Board of Directors until it was acquired by Acquicor in March 2007. Effective August 12, 2004, the Company’s Governance and Nominating Committee determined that all cash and non-cash compensation otherwise payable to Mr. Neal as a non-employee director of Jazz should be paid or transferred to the Company or declined to the extent such transfer would not be permitted. During the Company’s 2007, 2006 and 2005 fiscal years, Mr. Neal was entitled to receive annual cash fees of $28,500, $36,750 and $30,000, respectively, for his service on the Jazz Board, which were paid by Jazz to the Company. During fiscal 2003, Mr. Neal was awarded a nonqualified option to purchase 125,000 shares of Jazz common stock at the then fair market value of $0.20 per share, which Mr. Neal subsequently exercised in full. The Governance and Nominating Committee and the Board unanimously approved Mr. Neal’s receipt of this equity compensation. Mr. Neal subsequently sold all of these shares in March 2007 in conjunction with Jazz’s merger with Acquicor. Mr. Neal received initial cash proceeds of approximately $135,700 and an additional $11,396 is currently being held for his benefit subject to the hold-back provisions of the merger agreement.
Family Relationships
William H. Pratt, an adult son of William J. Pratt, a Named Executive Officer and member of the Board of Directors, is employed by the Company in a non-executive position. William H. Pratt is employed as an engineering director and his compensation is not subject to approval by the Board of Directors. Because the son receives a salary in excess of $120,000, however, his employment by the Company is considered a related person transaction under SEC rules.
Related Person Transactions Policy
In June 2007, the Board adopted a written policy regarding transactions that involve the Company and its officers, directors or 5% or greater shareholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to the Company than, transactions that would be available from unaffiliated parties.
The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, to help ensure that any such transactions are timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which the Company was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of disinterested members of the Board. In making such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of the Company and its shareholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.
In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiations. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
PROPOSALS FOR 2008 ANNUAL MEETING
Under certain conditions, shareholders may request that the Company include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy materials of the Company for such meeting. Under SEC regulations, any shareholder desiring to make such a proposal to be acted upon at the 2008 annual meeting of shareholders must present the proposal to the Company at its principal office in Greensboro, North Carolina by February 29, 2008 in order for the proposal to be eligible for inclusion in the Company’s proxy statement and proxy card relating to such meeting.
In addition, if a shareholder desires to make a proposal from the floor during the meeting, even if such proposal is not to be included in the Company’s proxy statement, the Company’s bylaws provide that the shareholder must deliver or mail timely written notice of the proposal to the Company’s principal executive office. Under the Company’s bylaws, to be timely, a shareholder’s notice generally must be delivered to the Company’s Secretary not later than the 60th day before the first anniversary of the date of the notice date for the preceding year’s annual meeting and no earlier than the 90th day prior to such date. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 10th day following the notice date for such meeting. Any such proposals must be made in accordance with the bylaws, the Company’s Corporate Governance Guidelines and any other applicable law, rule or regulation. If written notice is not timely given, the shareholder proposal will be considered untimely and the Company may exclude the proposal from consideration at the meeting.
If the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement. Assuming that the date of the Company’s annual meeting of shareholders is not advanced or delayed in the manner described above, appropriate notice of such a proposal for the 2008 annual meeting would need to be delivered to the Company’s principal executive offices (7628 Thorndike Road, Greensboro, North Carolina
27409-9421) no earlier than March 30, 2008 and no later than April 29, 2008 to be considered timely.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the Company at the following address: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department or by calling (336) 664-1233. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact the Company at the above address and telephone number.
FINANCIAL INFORMATION
The Company’s annual report for the fiscal year ended March 31, 2007 is enclosed. Upon written request, the Company will provide without charge to any shareholder of record or beneficial owner of common stock a separate copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (without exhibits), including financial statements, filed with the SEC. Any such request should be directed to Doug DeLieto, the Company’s Vice President of Investor Relations, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.
OTHER BUSINESS
As of the date of this proxy statement, the Board of Directors knows of no other matter to come before the 2007 annual meeting. However, if any other matter requiring a vote of the shareholders arises, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.
By Order of the Board of Directors
William A. Priddy, Jr.
Secretary
Dated: June 28, 2007

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ANNUAL MEETING OF SHAREHOLDERS OF
RF MICRO DEVICES, INC.
August 9, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided. â
  ■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. To elect nine directors for one-year terms and until their successors are duly elected and qualified.					2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2008.	☐	☐	☐
		NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instructions below)	¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡	Dr. Albert E. Paladino Robert A. Bruggeworth Daniel A. DiLeo Jeffery R. Gardner John R. Harding David A. Norbury William J. Pratt Erik H. van der Kaay Walter H. Wilkinson, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●
					THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS IN FACT, OR EITHER OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED MARCH 31, 2007.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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☐ ■
PROXY
RF MICRO DEVICES, INC.
AUGUST 9, 2007 ANNUAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
RF MICRO DEVICES, INC.
     The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (the "Company"), appoints Robert A. Bruggeworth and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys in fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at the Embassy Suites Greensboro-Airport Hotel, 204 Centreport Drive, Greensboro, North Carolina on Thursday, August 9, 2007 at 1:30 p.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:
The shares represented by this Proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This Proxy, if duly executed and returned, will be voted "for" the proposals described herein if no instruction to the contrary is indicated. If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the best judgment of the proxies identified above.
(Continued and to be signed on the reverse side.)
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